Exhibit 23.1

Ste.3601, CTF Finance Center,

6 Zhujiang East Rd., Guangzhou

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of MKDWELL Tech Inc. on Form S-8 of our report dated April 3, 2025, which includes an explanatory paragraph as to the MKDWELL Tech Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of MKDWELL Tech Inc. as of December 31, 2023 and 2024 and for the years ended December 31, 2023 and 2024 appearing in the Annual Report on Form 20-F of MKDWELL Tech Inc. for the year ended December 31, 2024.

Guangdong Prouden CPAs GP
Guangzhou, China
March 31, 2026